TECHNOLOGY

LICENSE

AGREEMENT

BY AND BETWEEN

PLASMAFICATION TECHNOLOGIES HOLDINGS LLC

AND

U. S. PRECIOUS METALS

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DATED AS OF JANUARY 30, 2014

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This Technology License Agreement this "AGREEMENT") is made by and between Plasmafication Technologies Holdings LLC ("PTH”) a limited liability company organized and existing under the laws of the State of Florida, and having its principal office at 75850 Baseline Road, Twentynine Palms, CA 92277 ("PTH"), and U. S. Precious Metals, Inc., a company duly organized in the State of Delaware, having its principle place of business at 176 Route 9 North, Marlboro, NJ 07728, (together with its subsidiaries "USPR" or "LICENSEE"), as of the Effective Date. PTH and USPR

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are hereinafter referred to individually by their respective names or as "PARTY" and collectively as "PARTIES."

RECITALS:

WHEREAS, PTH represents that it is the owner of the Technology, Licensed Equipment and Licensed Information, and is in the business of designing, fabricating, operating and servicing advanced thermal (plasma) processing systems; including but not limited to metallurgic recovery systems designed to process various precious and noble ore concentrates using plasma-based elemental recovery equipment and metal refining techniques;

WHEREAS, USPR explores and develops precious and base metal properties in the U.S. and Mexico and owns exclusive exploration and exploitation rights to approximately 37,000 acres of land in Michoacán, Mexico;

WHEREAS, pursuant to a certain Restructuring Agreement by and among Resource Technology Corp (RTC), the RTC shareholders, PTH and USPR dated of even date herewith, PTH has agreed to grant to LICENSEE the license to the Technology, Licensed Equipment and Licensed Information as set forth in this Agreement;

WHEREAS, in addition, the parties have entered into that certain Equipment Purchase and Sale Agreement of even date herewith, pursuant which PTH has agreed to construct for LICENSEE a 10 ton/day plasma processing system utilizing the Technology, Licensed Equipment and Licensed Information, subject to the terms and conditions therein (“Purchase and Sale Agreement”), and

WHEREAS, LICENSEE desires to utilize the Technology, Licensed Equipment and Licensed Information, and PTH desires to provide such a license subject to the terms and conditions hereinafter set forth;

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NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

Section 1.0 Definitions

“Authorized Locations" shall mean the Facility.

“Effective Date” shall mean January 27, 2014.

"Facility" shall mean the manufacturing location of PTH located at 75850 Baseline Road, Twentynine Palms, California 92277 where the elemental recoveries are occurring on the Effective Date and any subsequent location in California, US.

"Technology" shall mean the Licensed Patents, equipment, machinery, know how, process flow, drawings, schematics, etc. that makes up the process of taking metallic rich ore concentrates and using plasma technology to disassociate molecules and utilize secondary and tertiary refinement to reclaim precious and non-precious metals.

"PTH Improvement Patents" shall mean all patents issued or issuing on patent applications entitled to an effective filing date prior to twenty-five (25) years after the Effective Date that are: (i) licensable at any time by PTH or any of its Subsidiaries, and (ii) derived from or constitute improvements to the Licensed Patents and/or the Licensed Technical Information.

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"Licensed Patents" shall mean the any patents and PTH Improvement Patents granted (and their foreign counterparts, if any) and any divisions, extensions, continuations or continuations-in-part thereof relating to the Technology

"Licensed Business Information" shall mean any and all business information used prior to the Effective Date in the conduct of the Metal Recovery Operations, such as customer information, pricing and cost information, strategic product plans and the like, which relates to Licensed Equipment. Licensed Business Information may be in tangible or intangible form.

"Licensed Information" shall mean Licensed Business Information and Licensed Technical Information created by PTH.

"Licensed Equipment" shall mean PTH Equipment, Process Flow, and Know-how.

"Licensed Technical Information" shall mean any and all PTH information, computer or other apparatus programs, software, specifications, drawings, designs, sketches, tools, market research or operating data, prototypes, records, documentation, works of authorship or other creative works, ideas, concepts, methods, inventions, discoveries, improvements, or other business, financial and/or technical information (whether or not protectable or registrable under any applicable intellectual property law).

Section 2.0 License Grants

2.1 Subject to Sections 2.5 and 2.9, PTH grants to LICENSEE a nonexclusive right and license to use the Licensed Equipment, Licensed Information and Technology to: (i) design, build, fabricate, construct, install, and operate a plasma based thermal processing elemental recycling system, and such secondary and tertiary refinement

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necessary to recover precious and non-precious bullion from metallic rich ore/concentrates/head ore and collaboratively take such recoveries to market; (ii) to use and make any apparatus required to manufacture the Licensed Equipment only at the Authorized Locations; and (iii) improve, modify and enhance the Licensed Equipment, Licensed Information and Technology and to use and incorporate any such improvements, modifications and enhancements in the exercise of the license rights pursuant to clause (i). The foregoing license rights are non-transferrable and shall not include the right to sell and distribute any product that includes any part of the assembled Licensed Equipment as a component or subassembly thereof. Providing none of the covenants contained herein are not subject to material breach as provided in Section 5, the license granted in this Section 2.1 shall extend for a period of for twenty-five (25) years from the Effective Date and shall be royalty-free. The term of the license shall be subject to the option granted in Section 2.6 and makes the payment to be agreed by the parties.

2.2 Omitted.

2.3 Providing PTH and/or its affiliates receives two-thirds (2/3) of the capital necessary for fabrication, construction and installation specified in drawings and site plans to be created and provided (as provided in the Purchase and Sale Agreement), PTH hereby grants to LICENSEE a nonexclusive, paid-up and royalty-free license under the Licensed Technical Information to design, build, fabricate, construct, install PTH Equipment. The foregoing license shall not extend to any infringement of PTH intellectual properties, know-how, and process flows not licensed hereunder resulting from the combination of Licensed Equipment with other Equipment not licensed herein. The term of the license granted in this Section 2.3 shall be for a period of twenty-five (25) years from the Effective Date and shall be royalty free. The term of the license shall be subject to the option granted in Section 2.6 and makes the payment to be agreed by the parties.

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2.4 Except as specifically granted in this Section 2.0, no other license or other right is granted, either directly or indirectly, by implication, estoppel or otherwise, to LICENSEE with respect to any patents or patent applications, trademarks, copyrights, trade secrets, computer programs, know-how, process flows, sketches, drawings, designs, mask works or other intellectual property rights of PTH.

2.5 Omitted

2.6 PTH grants to LICENSEE an option to obtain a fully paid-up extension of the licenses granted herein for a period of ten (10 years). This option may be exercised at any time prior to five (5) years from the Effective Date by LICENSEE paying to PTH a sum to be negotiated and determined at the time exercised. In the event an agreement as to compensation for this option cannot be established, the technology license shall terminate in the ordinary course of business.

2.7 Omitted

2.8 In the event that LICENSEE identifies in writing to PTH any patents licensable by PTH which are necessarily infringed by the exercise of the license granted in Section 2.1 with respect to PTH Licensed Equipment being manufactured at the Facility on the Effective Date, and PTH, after a good faith analysis, agrees with LICENSEE's position, then upon PTH's written notification, this Agreement shall be automatically amended to include such additional patents without further charge to LICENSEE. In the event that PTH shall determine for any reason that such infringement will not occur as to a licensable PTH patent, PTH shall thereafter be estopped from making any claims of infringement against LICENSEE, its Subsidiaries or its customers as to such PTH patent for any exercise by LICENSEE of its rights under Section 2.1 above. PTH, at its expense, shall defend, indemnify and hold harmless LICENSEE, its agents, sub-contractors and employees against any and all claims, demands, and judgments for losses due to any act or omission, arising out of,

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or in connection with this Contract or, prior to risk of loss passing to LICENSEE, the operation and maintenance of the System, to the extent such losses were caused by the negligence or willful misconduct of the PTH, its sub-contractors, employees or agents. The defense, indemnification and save harmless obligation is specifically conditioned on the following: (i) LICENSEE providing prompt notification in writing of any such claim or demand when it obtains Actual Knowledge thereof, unless such failure shall not have materially impaired PTH's ability to defend against such claim; (ii) PTH having control of the defense of any such action, claim or demand and of all negotiations for its settlement or compromise and shall reasonably prosecute such defense; and (iii) LICENSEE cooperating, at PTH's expense, in a reasonable way to facilitate the defense of such claim or demand or the negotiations for its settlement.

2.9 Omitted.

2.10 Subject to the restrictions limiting the license rights, LICENSEE shall have the right to exercise any license rights granted hereunder through any subsidiary of LICENSEE, and any reference in this Section 2 and Section 3 below to LICENSEE shall be deemed to refer to any such subsidiary through which LICENSEE shall so exercise such license rights.

Section 3.0 Confidentiality

3.1 For a period of ten (10) years from the Effective Date, LICENSEE agrees to use the same degree of care and discretion, but at least a reasonable level of care and discretion, to avoid any disclosure, publication, or dissemination of any part or all of the Licensed Information outside of LICENSEE, and its Subsidiaries, as LICENSEE employs with information of its own which it regards as confidential and which it does not desire to publish, disclose or disseminate. If any of the Licensed Information provided by a third party requires a different standard of care or different period of confidentiality than that specified above, LICENSEE agrees to protect such third

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party's Licensed Information in accordance with the terms of the agreement under which such information was received by PTH.

3.2 Disclosure of Licensed Information as provided in Section 3.1 above shall not be precluded, if such disclosure is:

(a) in response to a valid order of a court or other governmental body; provided, however, that LICENSEE shall first have given notice to PTH and made a reasonable effort to obtain a protective order requiring that the information and/or documents so disclosed be used only for the purposes for which the order was issued;

(b) otherwise required by law;

(c) reasonably necessary to establish rights under this Agreement (but only to the extent necessary to do so); or

(d) reasonably necessary to exercise LICENSEE's license rights hereunder and such disclosure is made to an entity or other person that is bound as to the nondisclosure of such Licensed Information by a written agreement that is no less restrictive than this Section 3.

3.3 No obligation of confidentiality shall attach to:

(a) any information that LICENSEE already possesses without obligation of confidentiality;

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(b) any information LICENSEE rightfully receives from another without obligation of confidentiality; or

(c) any information that is, or becomes, publicly available without breach of this Agreement.

3.4 In the event that LICENSEE discovers any PTH confidential information in the possession of employees that is unrelated to the Licensed Equipment, it will promptly return such information to PTH.

3.5 USPR agrees not to disclose the trade secrets, intellectual property, or know-how information described herein for a period of ten (10) years from the Effective Date subject to Sections 3.2(a) & (b). USPR agrees not to disclose the trade secret information relating to the process flow for a period of ten (10) years from the Effective Date subject to Sections 3.2(a) & (b). Notwithstanding the above, neither (i) the inherent disclosure of such information in PTH's Equipment, nor (ii) the disclosure of such information as part of a disclosure of process flow information relating to Equipment shall be deemed to be a violation of this Section 3.5.

Section 4.0 Consideration

4.1 As partial consideration for the licenses granted by PTH to LICENSEE in Sections 2.1, and 2.3 with respect to PTH Equipment, LICENSEE shall pay two thirds (2/3) of the design, build, fabricate, and installation price for up to a ten (10) ton plasma based elemental recovery unit as set forth in the Purchase and Sale Agreement. As additional consideration, LICENSEE agrees to pay the costs to operate and maintain such facility as set forth in the Operating and Maintenance Agreement to be executed by the parties.

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4.2 Omitted.

4.3 LICENSEE shall bear and pay all taxes (including, without limitation, sales and value added taxes) imposed by any national, provincial or local government of any country in which LICENSEE is doing business as a result of the existence of this Agreement or the exercise of rights hereunder; provided, that the foregoing shall not obligate LICENSEE to pay any tax properly allocated to PTH such as those based on the income, withholding, gross receipts or property of PTH.

4.4 Omitted

4.5 Omitted.

4.6 LICENSEE shall pay all expenses and other payments due hereunder in United States dollars. All expenses for an accounting period computed in other currencies shall be converted into United States dollars at the exchange rate for bank transfers from such currency to United States dollars as quoted by the head office of JP Morgan Chase, New York, at the close of banking on the last day of such accounting period (or the first business day thereafter if such last day shall be a non-business day).

Section 5.0 Term; Termination and Assignability

5.1 The licenses granted in Section 2.1 and Section 2.3 shall remain in effect for a period of twenty-five (25) years from the Effective Date, unless terminated in accordance with this Section 5 or extended pursuant to the option granted in Section 2.6.

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5.2 If LICENSEE is in material breach of its obligations hereunder with respect to Licensed Equipment and PTH provides written notice to LICENSEE specifying the nature of such breach, LICENSEE shall either cure such breach or produce a plan for such cure reasonably acceptable to PTH within sixty (60) days after such written notice. If LICENSEE does not provide a plan for cure, or comply with a plan reasonably acceptable to PTH, PTH shall have the right to terminate the licenses granted to LICENSEE with respect to Licensed Equipment under this Agreement by giving written notice of termination to LICENSEE. For purposes of this Section 5.2, a material breach by LICENSEE shall mean and be limited to: (i) an intentional and continuing breach of its obligations under Section 3 hereof or of the license restrictions in Section 2 hereof with respect to Licensed Information relating to Licensed Equipment; or (ii) LICENSEE being more than One Hundred Thousand Dollars ($100,000) in arrears on its payment obligations herein that are not otherwise subject to a good faith dispute between PTH and LICENSEE.

5.3 If LICENSEE is in material breach of its obligations hereunder with respect to PTH Licensed Information and PTH provides written notice to LICENSEE specifying the nature of such breach, LICENSEE shall either cure such breach or produce a plan for such cure reasonably acceptable to PTH within sixty (60) days after such written notice. If LICENSEE does not provide a plan for cure, or comply with a plan reasonably acceptable to PTH, PTH shall have the right to terminate the licenses granted to LICENSEE with respect to PTH Licensed Equipment under this Agreement by giving written notice of termination to LICENSEE. For purposes of this Section 5.3, a material breach by LICENSEE shall mean and be limited to an intentional and continuing breach of its obligations under Section 3 hereof or of the license restrictions in Section 2 hereof with respect to Licensed Information relating to PTH Licensed Equipment.

5.4 In addition, in the event that LICENSEE engages in or suffers any of the following events of default:

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(a) is dissolved or liquidated, files or has filed against it a petition in bankruptcy, reorganization, dissolution or liquidation or similar action filed by or against it, is adjudicated as bankrupt, or has a receiver appointed for its business; or

(b) has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity;

then LICENSEE shall promptly notify PTH in writing that such event has occurred. If any default as specified above in this Section 5.3 is not cured, or an acceptable plan for such cure is not proposed within ninety (90) days after written notice from PTH specifying the nature of the default, PTH shall have the right to terminate this Agreement by giving written notice of termination to LICENSEE.

5.5 This Agreement and any rights or licenses granted herein are personal to the parties and neither shall assign or sublicense any of its rights or privileges hereunder. Any attempted act in derogation of the foregoing shall be considered void. As previously contained herein, these rights are non-transferable and in the event another individual or entity acquires the LICENSEE, the rights granted under this agreement shall be immediately terminated.

5.6 No failure or delay on the part of PTH in exercising its right of termination hereunder for any one or more causes shall be construed to prejudice its right of termination for such causes or any other or subsequent causes.

5.7 Upon termination of this Agreement, all licenses granted in Section 2 will automatically terminate, and LICENSEE shall promptly return to PTH or destroy all tangible information containing Licensed Information. The confidentiality obligations of Section 3 will remain in effect beyond any termination for the time period stated in Section 3.1.

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Section 6.0 Representations and Warranties

6.1 PTH represents and warrants that:

(a) it has the full and unrestricted right and power to grant the licenses set forth in Section 2, that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of said licenses or with any other provisions of this Agreement;

(b) in the last two years it has not received any written claim or written notice from any third party alleging infringement or unauthorized use of any intellectual property rights owned by such party in relation to the Plasma Based Elemental Recovery System as Operated by PTH;

(c) to the personal knowledge of the senior level executives of PTH, they do not believe the operation of the Plasma Based Elemental Recovery System, as operated by PTH and/or its affiliates at the Facility immediately prior to the Effective Date, infringes or makes unauthorized use of any intellectual property rights of any third party, or is in violation of any rule, regulation, ordinance or law;

(d) the Plasma Based Elemental Recovery System operated by PTH and/or its affiliates at the Facility is in compliance with all federal, state and local laws, rules and regulation.

6.2 EXCEPT AS PROVIDED IN SECTION 6.1, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NOR

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DOES EITHER PARTY ASSUME ANY LIABILITY IN RESPECT OF ANY INFRINGEMENT OF PATENTS OR OTHER RIGHTS OF THIRD PARTIES DUE TO THE OTHER PARTY'S OPERATION UNDER THE LICENSES HEREIN GRANTED.

Section 7.0 Communications

7.1 All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be deemed to such party at the respective address below if sent by any one of the following means only:

1. Sent by hand: Such communication shall be deemed to have been received on the day of delivery provided receipt of delivery is obtained.

2. Sent by facsimile: Such communication shall be deemed to have been received, under normal service conditions, twenty-four (24) hours following the time of dispatch or on confirmation by the receiving Party, whichever is earlier.

3. Sent by overnight delivery, registered or certified mail: Such communication shall be deemed to have been received, under normal service conditions, on the day it was received or on the tenth day after it was dispatched, whichever is earlier.

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If to PLASMAFICATION TECHNOLOGIES HOLDINGS LLC:

PLASMAFICATION TECHNOLOGIES HOLDINGS LLC.

75850 Baseline Road.

Twentynine, CA 92277

Attention. Tony Psomas, CFO

Tel. 305.909.6804

Fax. 305-909-7833

If to U. S. PRECIOUS METALS, INC.

U. S. PRECIOUS METALS, INC.

176 Route 9 North

Suite 306

Marlboro, NJ 07728

Attn. Daniel Luciano

Email. dhluciano@embarqmail.com

Tel. 908-832-5546

or, in each case, at such other address as may be specified in writing to the other Parties hereto.

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Section 8 Applicable Law

8.1 This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the internal laws of the State of Florida, United States of America, applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of laws principles of such state. The parties express the intention that all disputes in connection with this Agreement and the execution hereunder shall be settled through friendly negotiations. In the event that, in the view of either party, no settlement can be reached through friendly negotiations, resolution shall be pursued through a court of competent jurisdiction. That the parties agree that if litigation is invoked by either party, the litigation shall be held in the State of Florida, more specifically the 11th District Circuit Court of Miami. In the event any action is brought to enforce this Agreement, the prevailing party shall be entitled to recover its costs of enforcement including without limitation, attorney’s fees and court costs.

Section 9 Miscellaneous

9.1 This Agreement may be executed by the parties hereto in one or more counterparts, each of which may be an original or electronically signed, but all of which shall constitute one and the same instrument.

9.2 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, trade dress or other designation of either party hereto (including any contraction, abbreviation or simulation of any of the foregoing), save as expressly stated herein. Each party hereto agrees not to use or refer to this Agreement or any

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provision hereof in any promotional activity associated with apparatus licensed hereunder, without the express written approval of the other party.

9.3 LICENSEE agrees not to export or re-export, or cause to be exported or re-exported, any technical data received hereunder, or the drawings or schematics of such technical data, to any country or person which, under the laws of the United States, are or may be prohibited from receiving such technical data or the direct product thereof.

9.4 This Agreement will not be binding upon the parties until it has been signed herein below by or on behalf of each party, and in which event it shall be effective as of the Effective Date. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid. This Agreement, including the recitals, embodies the entire understanding of the parties with respect to the subject matter hereof and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter hereof other than as expressly provided herein or therein.

9.5 The headings of the several Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of interpretation of this Agreement.

9.6 If any Section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such Section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PLASMAFICATION TECHNOLOGIES HOLDINGS LLC

BY: /s/ Tony Psomas

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NAME: Tony Psomas

TITLE: Chief Financial Officer

U.S. PRECIOUS METALS, INC.

BY: /s/ Jerry Pane

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NAME: Jerry Pane

TITLE: Chief Executive Officer